First Quarter 2023 Earnings Call Transcript April 27, 2023 Presenters Steve O’Hara, Vice President of Investor Relations Andy Nemeth, CEO Jeff Rodino, President Jake Petkovich, CFO Matt Filer, Senior Vice President of Finance Q&A Participants Daniel Moore – CJS Securities Scott Stember – ROTH Noah Zatzkin, KeyBanc Craig Kennison – Baird Rafe Jadrosich – Bank of America Griffin Bryan – D.A. Davidson Operator Good morning, ladies and gentlemen, and welcome to Patrick Industries First Quarter 2023 Earnings Conference Call. My name is Karen, and I'll be your operator for today's call. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press “*”, “0” on your telephone keypad. Please note that this conference is being recorded. I will now turn the call over to Mr. Steve O'Hara, Vice President of Investor Relations. Mr. O'Hara, you may begin. Steve O’Hara Good morning, everyone, and welcome to our call, this morning. I'm joined on the call today by Andy Nemeth, CEO, Jeff Rodino, President; Jake Petkovich, CFO; and Matt Filer, Senior Vice President of Finance. Certain statements made in today's conference call regarding Patrick Industries and its operations may be considered forward-looking statements under the securities laws. There are a number of factors, many of which are beyond the company's control, which could cause the actual results and events to differ materially from those described in the forward- looking statements. These factors are identified in our press releases, our Form 10-K for the year ended 2022, and in our other filings with the Securities and Exchange Commission. We undertake no obligation to update these statements to reflect circumstances or events that occur after the date the forward-looking statements are made. I would now like to turn the call over to Andy Nemeth. Andy L. Nemeth Thank you, Steve. Good morning, ladies and gentlemen, and thank you for joining us on the call, today. As we begin our discussion this morning, I want to take a moment and express our sincere and unwavering appreciation for our team members’ continued dedication and commitment to drive Patrick forward through these dynamic times. Their focus on our goal of providing exceptional quality and customer service is inspiring and energizing. Through our BETTER Together culture, the brands that makeup Patrick continue to collaborate and drive best practices, while developing new and innovative product solutions in an effort to improve our performance and the value that we provide to our customers, positioning us as a leading component solutions provider to the leisure lifestyle and housing markets. Today, our portfolio is more balanced across our end markets as our first quarter results, once again, reflect the benefits of our focus on strategic growth and diversification. We are realizing the returns on the investments we've made in this strategy, particularly in the marine market, which remained resilient through the first quarter. Highlighting this is the fact that, despite a 54% decline in RV wholesale shipments in the first quarter, our consolidated net sales declined 33%. Our RV and Marine revenue mix in the first quarter of 2023 was 41% and 31% of total revenues, respectively, compared to 61% and 16%, respectively, in the first quarter of 2022. Additionally, for historical comparison purposes, this RV wholesale shipment tally represents a 21% decline versus the first quarter of 2019, or the last first quarter before the pandemic. Despite this decline in shipments, we earned adjusted EBITDA of $97 million and net income of $30 million, which are 78% and 45% higher, respectively, than the same quarter in 2019 when our business was much more heavily weighted towards RV. In short, although first quarter 2023 RV shipments were much lower than in the same period in 2019, our RV content per unit was 71% higher and our consolidated revenue was 48% higher. Net, we have a more profitable and resilient business model and stronger balance sheet with significant liquidity. While we've made progress, we continue to see significant opportunity to build an even stronger, more diversified company, which we believe will benefit all of Patrick's stakeholders. Although our end markets continue to face headwinds from inflation, rising interest rates and overall economic uncertainty, the leisure lifestyle markets have traditionally been the first markets into, and out of, economic cycles. Demographics across our markets remain strong with younger buyers having begun to enjoy the benefits of the leisure lifestyle. Additionally, housing inventory, in general, remains low, while demand for affordable housing remains solid. Therefore, we believe these conditions will be temporary with a healthy and promising overall long-term trajectory.

Turning to the numbers, our first quarter revenues decreased 33% to $900 million. And on a trailing 12-month basis, our consolidated revenues were approximately $4.4 billion. Our net income in the first quarter decreased 73% to approximately $30 million and our net income per diluted share was $1.35. Finally, I'd like to share my sincere and heartfelt appreciation and best wishes to Jake as he begins the next chapter of his career in May and moves back home to North Carolina. He worked tirelessly to implement and strengthen our processes, software, policies and procedures and, significantly enhanced our overall financial foundation, well positioning us for the next stage of growth. While we are disappointed to see him depart, the team he leaves in place is first rate and will continue to work together toward our continuous improvement, long after his departure. As we begin the process of finding our next permanent CFO, we are confident both in Matt's abilities and expertise in the interim and that we will find the right individual who is ready to take on the opportunities and challenges that come as we begin the next phase of our growth. I'll now turn the call over to Jeff, who will highlight the quarter and provide more detail on our end markets. Jeff Rodino Thanks, Andy, and good morning, everyone. As mentioned, the uncertain economic environment has impacted demand across all of our end markets with heavier emphasis on consumers more sensitive to rising interest rates. We continue to diligently flex and manage our production schedules across our business in alignment with our customer needs and remain in constant contact with these partners in all of our markets. Our RV market has experienced the most volatility as OEMs utilized their tremendous scalability to match wholesale production with balanced dealer inventory levels. RV wholesale unit shipments of 78,600 decreased by 54%, or more than 93,000 units from the first quarter of 2022. We currently estimate first quarter retail registrations of approximately 84,000 units. As we head into the selling season, based on our touch points, we believe the dealers are utilizing incentives to work through a larger than optimal mix of 2022 model year units as they position themselves for the upcoming 2024 model year change in the back half of the year. The metrics we have outlined imply a net decrease of approximately 5,400 units to dealer inventory in the quarter. Our estimates indicate that TTM dealer inventory weeks on hand at the end of the first quarter of 2023 have remained consistent with the levels beginning in the back half of 2022 at approximately 18 to 21 weeks. This is below historical pre-COVID levels of approximately 26 to 30 weeks, implying a potential new normal inventory level, based on trends for the last four quarters. Our first quarter RV revenues decreased 55% from $821 million to $367 million and represented 41% of our consolidated total.

Our RV content per unit increased 22% on a TTM basis to $5,349 per unit, driven by market share gains, pricing and acquisitions. Staying with leisure lifestyle, the marine side of our business has remained resilient through the first quarter of 2023 as dealers, in general, have reached or are reaching basic wholesale retail equilibrium in inventory on hand. We further believe dealer inventories are balanced as we approach the spring selling season and model year change in the second half. We estimate marine wholesale unit shipments were up 14% in the quarter, to approximately 52,000 to 57,000 units on retail unit shipments that were down approximately 20% to a range of 32,000 to 37,000 units. Pre-pandemic production seasonality was generally spread between 50% to 55% of units produced in the first half of the year and 45% to 50% of the units produced in the back half of the year. We expect similar cadence in fiscal 2023, as marine OEMs continue to work with dealers to keep inventory levels in balance with consumer demand. Our marine revenues, which represents 31% of our first quarter 2023 consolidated sales, increased 25% to $276 million, driven by acquisition, market share gains and pricing. Our growing aftermarket portfolio is a complement to our marine OEM-focused business, where we offer an expanding array of products aimed to customization, upgrade and replacement. In addition to higher margins and generally lower cyclicality, the aftermarket allows us to tap into a significant base of used boats that change hands annually, a market that is much larger than the new boat market on a unit basis. Our estimated marine content per wholesale unit has increased 27% on a TTM basis to $5,266 per unit. We estimate overall marine dealer inventories are at 20 to 23 weeks on hand, increasing from the fourth quarter levels and, potentially, approximating or approaching a new normal, based on current economic conditions. Pre-pandemic average weeks on hand has approximated 35 to 40 weeks. The housing side of our business is primarily tied to MH, single-family, multifamily and big box, with an approximated split of about 52% manufactured housing and 48% single-family, multifamily and big box. MH estimated wholesale unit shipments were down 28% in the quarter. Total residential housing starts for the first quarter decreased 18%, of which single-family starts declined 29% and multifamily starts increased 5%. Revenues in our housing market decreased 14% to $257 million and represented 28% of consolidated sales. Our estimated MH content per unit increased 16% to $6,353 on a TTM basis. Although OEMs shipped fewer units in the first quarter, we expect production will improve sequentially in the second quarter, and we continue to believe that manufactured housing remains a viable cost-effective alternative to site-built housing and remains highly relevant as consumers grapple with higher interest rates.

On the operations front, we continue to invest in automation and innovation, improving our efficiencies and boosting our ability to compete in any environment. We recognize the relevance of technology and are continually exploring how it can enhance our manufacturing processes and infrastructure. We are keen to identify and implement cutting-edge technology with an eye towards improving our efficiencies and the satisfaction of our team members. Our innovation team continues to engage directly with our end consumers of RVs to understand their needs and preferences better and ensure we focus on customer utility and satisfaction. With our culture of embracing change and leading markets we serve, we remain confident that our investments in automation and innovation will position us for continued success in the years to come. As an example of our efforts, our innovation team visits Patrick Brands to find those that would benefit from deployment of Cobot robotic systems in our facilities. We have collaborated with multiple regional automation integrators to find ways within our organization to engage with robotic applications to improve safety, output, efficiency and labor utilization. One of our major manufacturers of complex interior and exterior subassemblies for the automotive, RV and marine markets recognized an opportunity in their manual drilling cell. The robotic drilling cell consists of two universal robots that control precision high-speed drill motors to complete the previous manual operation. We believe there remains significant upside from their efforts like these, and our team remains eager to implement solutions to improve efficiencies, throughput and safety. We will continue to focus on scalability and flexibility of our operations in alignment with our customer needs. We are aligned on capital allocation strategy to reinvest in our business, drive return on capital and return value to our shareholders. Our acquisition strategy has brought us high-quality brands, premium products, and strong team members, allowing our growth to potentially outpace our individual end markets. We are ready and prepared to pivot when market conditions change and leverage the flexibility and resiliency of our business model and culture. Finally, I would like to personally thank Jake for his tremendous contributions to our team over the past two and a half years. It was great working with you, and I wish you the best in the next chapter of your career. Now for the last time, I will turn the call over to Jake, who will provide additional comments on our financial performance. Jake Petkovich Thanks, Jeff, and good morning, everybody. Our consolidated first quarter net sales decreased 33%, or $442 million to $900 million.

Our end markets were all impacted at the retail level by the headwinds of a slowing economy and rising interest rates and inflation with RV OEMs addressing softer demand through a significant reduction in production. As Jeff noted, while our RV revenue declined 55%, our diversification strategy continued to resonate with our marine revenue increasing by 25% and partially offsetting the declines in other markets. Our housing revenue declined 14%. Gross margin declined 40 basis points to 21.6%, as the negative impact of the significant decline in RV and MH shipments was partially offset by the contributions of portfolio diversification, recent acquisitions and the realization of production and labor efficiencies, coupled with our automation initiatives. Warehouse and delivery expenses declined $5 million to $36 million in Q1 2023, but increased 90 basis points as a percent of sales due to reverse absorption of overhead, primarily in our distribution operations. Operating expenses for the first quarter were 15.3% of sales, an increase of 530 basis points, due primarily to a 9% increase in SG&A expenses and 17% increase in amortization due to acquisitions. SG&A increased 360 basis points as a percentage of sales, reflecting our investments in human capital and recent acquisitions, which tend to generate higher gross margins but also carry a higher SG&A mix. Excluding a $5.5 million pretax gain on sale of property included in the SG&A in first quarter of 2022, SG&A was essentially flat, year-over-year. Operating income decreased $106 million, leading to a 590 basis point decrease in operating margin, primarily driven by the factors previously described. We continue to invest in several key infrastructure initiatives that are expected to bolster our ability to drive automation and efficiencies, both operationally and administratively, and provide excellence to our customers while providing long-term value to our shareholders. These initiatives include IT, software and automation, as we seek to leverage cutting-edge technologies and enhanced analytical insight to streamline our operations and improve efficiency. We also continue to invest in human capital initiatives and our culture, as we remain committed to our people whose talent, training and expertise are pivotal to our success. Net income decreased 73% to $30 million, which equates to $1.35 per diluted share. Adjusting for the impact of our 1% convertible notes, which matured and were fully repaid in February, our adjusted net income per diluted share was $1.38.

Aside from full year 2023 results, which will include one month of the adjustment, there will be no impact on our EPS related to these notes for the remainder of the year. Our overall effective tax rate was 20.1% for the first quarter, compared to 23.3% in the prior year. Although the first quarter rate was low due to the tax benefit of share-based compensation, we continue to expect our overall effective tax rate for 2023 to be approximately 25% to 26%. Looking at cash flows. Cash used in operations was approximately $1 million, compared to cash used in operations of approximately $23 million in the prior year's quarter. We continue to focus on the monetization of working capital. Reduction in net income alongside the seasonal timing of the collection of our receivables resulted in a use of cash. Given the reduction in production we've seen, we remain focused on inventory levels and note our inventory is down 10%, year-over-year, to $628 million and 6% on a sequential basis as well, reducing the operating cash outflow versus the prior year period. This quarter, we invested $20 million in purchase of property, plant and equipment focused on automation, which will drive improved efficiencies. In tandem with our highly variable cost structure, our investments have and will continue to allow us to seize opportunities intended to boost long-term growth. We now expect to spend $65 million to $70 million on capital expenditures in 2023. We continue to evaluate opportunities to strategically deploy capital and continue to focus on well-run quality businesses that champion the entrepreneurial spirit with a focus on growth and diversification. Our strong financial health allows us to actively explore attractive acquisition opportunities as a softer market may lend itself to more favorable valuation scenarios. We repurchased approximately 54,600 shares for a total of $4 million in the quarter and returned $11 million to shareholders in the form of quarterly dividends. At the end of the first quarter, we had approximately $489 million of total net liquidity comprised of $31 million cash on hand and unused capacity on our revolving credit facility of $458 million. Our total net leverage ratio was 2.3x. In addition, by design, we have no major debt maturities, until 2027. We've worked hard to build this robust liquidity profile and long-term capital structure, which enables us to navigate through the uncertain macroeconomic environment with confidence. Our financial flexibility has allowed us to quickly adapt to meet the changing needs of our customers while still being able to invest in our business effectively. Our long-term cash flow performance is a testament to our commitment to creating long-term value for our shareholders and our ability to adapt to changing market conditions. Moving to our end market outlook, as noted on our fourth quarter call, we remain in a period of macroeconomic uncertainty.

Starting with RV, OEMs are continuing to work with dealers to keep channel inventory appropriate as the industry's return to normal seasonality has coincided with the slowing economy and consumers impacted by higher interest rates and the effects of persistent inflation. Although the year is off to a slower start for both wholesale shipments and retail registrations, wholesale and retail remain close to parity, which means OEMs have remained disciplined in their production, a positive sign. Based on recent trends, we currently estimate full year RV retail registrations will be down approximately 20% to 24%, implying approximately 335,000 to 360,000 units. Assuming current dealer weeks on hand remain consistent, as Jeff discussed, this approximates, based on our retail estimates, full year 2023 RV wholesale unit shipments of 310,000 to 325,000 units, implying a decline of approximately 35% to 38% from 2022. In our marine market, we continue to estimate 2023 wholesale shipments will be down low double digits, marine retail to be down high single digits to low double digits. We believe dealer inventories are generally calibrated with retail with higher-priced categories leaner on inventory. On the housing side of the business, we expect MH wholesale shipments to be down 15% to 20% for 2023, retail sales absorbing available wholesale production on a real-time basis. In our residential housing end market, we expect 2023 new housing starts will be down low double digits. To wrap up, we've adjusted our end market outlook, based on the most recent trends. We are entering the selling season for our end markets and expect the 2023 retail trajectory to become clearer as we progress through the year and as consumers calibrate to the current financing environment. We continue to estimate our operating margin will be between 7.5% and 8.5% for full year 2023, expect to generate operating cash flow at or in excess of $400 million this year as working capital aligns with revenues, which implies free cash flow of over $320 million based on our CapEx estimates. Key to these expectations is the resilience of our marine business relative to our RV business in the current RV slowdown. Before we start the Q&A, I'd like to share my thanks to Andy, Jeff and the entire Patrick family. While my tenure has been shorter than I expected, I enjoyed working with the people of Patrick and its brands. Although I'm excited to begin the next chapter of my career, I am confident that the work we've done together will continue through the very strong and talented team that we have collectively put in place. Matt Filer, as noted, will be assuming the role of interim CFO upon my departure, later in May. I'm highly confident in Matt's and our team's abilities and will be working with them to facilitate a smooth transition. That completes my remarks. We are now ready for questions.

Operator Thank you. Ladies and gentlemen, the floor is now open for questions. If you do have a question, please press “*”, “1” on your telephone keypad, at this time. If you’re using a speaker phone, we ask that while posing your question, you pick up your handset to provide favorable sound quality. Once again, ladies and gentlemen, if you do have a question or comment, please press “*”, “1” on your telephone keypad, at this time. Please hold, as we poll for questions. And we'll take our first question from Daniel Moore from CJS Securities. Please go ahead, Daniel. Daniel Moore Thank you. Good morning. I'll start very briefly just by saying, Jake, thank you very much for all the help and best of luck on to bigger and brighter, I'm sure. You'll do extremely well. I appreciate the help. Let me start with a question on--content per unit continues to see really healthy growth across the board. Maybe just walk through the segments in high-level terms, starting with RV and break down growth between acquisition, pricing, organic volume gains and what your expectations for growth look like, going forward? Thanks. Jake Petkovich Hey, Dan, thanks. It's Jake. And I appreciate the kind words at the outset there. Maybe--I absolutely agree. We've seen great growth in our content per unit. As you know, we've been acquisitive across, generally speaking, our end markets, specifically in leisure lifestyle with RV and Marine, a lot of that capital allocation to strategic purposes directed towards our Marine business and has really shown with that sequential and year-over-year growth we experienced in our content per unit, as well as just overall revenues for marine. And as we've spoken about last year, creating a $1 billion top-line market business, which we're very, very proud of. So maybe to take it back a half step and talk about the overall components of the change in our revenue on a quarter-over-quarter basis, which we indicated is down over 35%. When you think about the buckets that falls into, and we usually start with the industry growth, which is the most significant piece of it in most cases, whether on the way up or on the way down, and then highly publicized change in wholesale shipments for RV lead the way there. But aggregate across our end markets, a little bit of bright spot from marine, but on a net basis, down 40% related to industry growth, so to speak, or decline in this case. Organic, still continue to see it, and it resonates through our content per unit. As you know, that's something we're very focused on, and we've been pretty consistent in our expectation of 3% to 5% growth and have exceeded that on a number of occasions over the past couple of years. And some of that is related to our foresight to rebuild our inventory ahead of increased supply chain issues and maintaining strong liquidity working closely with our banking partners to make sure we're in a position that we can invest in our working capital and be able to provide those products to our customers. And that really paid off and gave us only 3% this quarter, but all on share gain that we've taking away from folks and we have the ability to satisfy our customers' needs and continue to grow with them, even though we are in some down markets across the end markets. Acquisition growth, a little bit lighter than we've seen, over time. As you know, we've been--it's been a little quiet here. You still have Rockford and Diamondback and others rolling in, but that's 4% of the growth. So bring that back around, it's 40% for industry down, up 3% on organic, up 4% on acquisitions, which gets us a net just around 33% down in our business on a quarter-over-quarter basis. When I think about content per unit and as you're aware, we don't typically break down the components of that content per unit on a market basis and like to stay at the higher level. Certainly, as I mentioned in these comments here, RV is a lot about share gain. The acquisition of Alpha Systems well over a year ago has been probably the most meaningful acquisition bump to that content per unit. But really, it's about taking share and then doing our best to maintain our pricing gains that we've experienced, partially through the underlying commodities, which we feel have stabilized, but partially through just better innovation, higher and better use, better products, higher mission-critical offerings to our customers. On the marine side, certainly a lot of acquisition activity there. I think, over $1 billion in a couple of years of revenue contributed through acquisitions we've made spanning back to 2019-2020 time frame. And that's the principal--that plus some pricing that's kept up and gotten a little bit ahead of some of the commodity inputs, over time, have contributed to our growth there in CPU. But that's primarily related to the acquisition growth of revenue and a greater share of the overall industry, as we continue to move forward and rebalance across our portfolio of end markets and specifically weigh it towards leisure lifestyle and the marine business for that growth. On the housing side of the business, not a lot of acquisitions here lately, a few little tuck-unders here and there, not really from a materiality perspective worth mentioning. But a lot of activity there and finding better products as there's a lot of innovation in our end markets, whether in the RV or the housing or the marine side, and staying ahead and having better, whether solar or other technological products have given us a lot of share gains there, as well as our ability to build up that inventory and gain share and then now maintain that share has really contributed to the growth we've seen, across the housing CPU related to MH. Daniel Moore That's great color. And you've killed a couple of birds with one stone, which is very helpful. Just talk about how April is shaping up in terms of OEM production levels relative to March and your expectations for the remainder of Q2. I appreciate the updated color in terms of the full-year forecast, just kind of seeing how Q2 shapes into that. Thank you. Jeff Rodino Dan, this is Jeff. As we move through March into April, production levels stayed relatively flat. We're still seeing those shutdowns as far as 3-day, 4-day work weeks, an occasional week off here or there for an OEM. But overall, we see that kind of continuing now through the end of the second quarter as dealers are really trying to right size their 2022 inventory, get that through the system, and really prepare for 2024 model year. So I think we'll see some continued shutdowns in pockets as they try to keep those inventories in line. Daniel Moore Perfect. And last for me, I'll jump out, but just in terms of margins. Still looking at 7.5%, 8.5% for the year. Maybe just talk about gross margins held up pretty nicely in Q1, despite the RV shipment declines. Your outlook for Q2 for gross margins and operating income and operating margins kind of relative to those Q1 levels. Thanks, again. Jake Petkovich Dan, it's Jake again. So, appreciate the question. And we still feel like we have a lot of resiliency at that gross margin line. And despite some pretty meaningful reduction in our principal end market or at least where we have the greatest concentration in RV, as we change that mix, which is just a little bit of that balloon squeezing that we’ve talked about in previous calls, the gross margin profile of our marine side of the business, which is typically great - one of our greatest gross margin contributors is kind of picking up where we're losing a little bit on the RV side due to some absorption and just lower levels of production against a relatively modest fixed cost base, but a fixed cost base, nonetheless. In gross margin, some of the things to think about is we're holding in pretty well, I think, 40 basis points down on a quarter-over-quarter basis. And what's really helping contribute to that is our ability to hold at the cost of materials line and rebalancing that inventory that we've been talking about and ensuring that we're kind of partnered up with our customers on these stabilized commodities and our product pricing. A little bit at the labor side is where we've executed a lot of cost savings type activities and rebalancing our labor force to the production we encounter and expect to encounter, over the near to intermediate term. Though, it was a really hard slog to build up the labor force, even though we were able to mitigate some of those pressures with the automation we've spent money on over the past couple of years with our larger CapEx budgets that we've spoken about. But still want to hang on to some of that labor and make sure that we--as we see some of the fits and starts and new model year starts up, make sure we're in a good spot to continue to build and meet our customers' needs.

So that--a little bit of that decline that we saw is more related to some absorption on overhead and been a little bit hotter on labor than we might otherwise do if we were rightsizing the business on a perfect apples-to-apples basis. Gross operating margin is SG&A. As we've talked about in the past. We've made a lot of investments in SG&A over the past two years. We've also trimmed a lot of costs from SG&A over the past two years. And it's kind of, I would tell you about $25 million down on an annualized basis and $25 million up on an annualized basis but creating a better and stronger infrastructure. It's highly leverageable on a go-forward basis. But that's what--as we trend down at the top line, that's where you're seeing that pressure and that margin differential between that resiliency on the gross margin side and we're giving up a little bit at the operating margin side. But again, that's all planned and we're very deliberate in those investments and ensuring we've built the cost structure and the infrastructure to support this business as we trend back up, once we get through this period of macroeconomic uncertainty. If I think about the next couple of quarters, I think it's going to be the same--a very similar story to what you saw in first quarter. First quarter from a production perspective, particularly in RV, came out a little slower than we anticipated with the December shutdowns that extended somewhat into January and for some brands, even into February. Folks are back up and running, working through the '23s, as Jeff mentioned. We've got some '22s on the lot, as well. But ultimately, we're thinking about what those production schedules look like in accordance with his guidance just a few moments ago and what that means to our business. And I would tell you, it feels real tight the first quarter and with our expectations of production and those margins, but still working towards that target, as we mentioned here in the prepared remarks of operating margin of 7.5% to 8.5% for the year. Dan Moore Extremely helpful. Thanks again. Hope to see you in New York, next week. If not, best of luck. Jake Petkovich Yes, sir. Thanks, Dan. Operator Thank you. And we'll take our next question from Scott Stember from ROTH. Please go ahead, Scott. Scott Stember Good morning, guys. Thanks for taking my questions and I echo Dan's comments, Jake, it was great working with you, and I wish you all the best of luck in your new opportunity. Jake Petkovich Thanks, Scott. I appreciate that.

Scott Stember I'm just trying to drill down to '22, how much excess inventory there really is still out there. There's some commentary out there about dealers starting to face curtailments in May and June. So, I was just wondering, through your touch points, through your logistics company, what are you guys hearing from the dealers? Thank you. Jeff Rodino Yeah, it varies. Really, it varies among OEMs and dealers alike, as far as what type of inventory they have with regards to 2022s. We've heard varying discussions from 10% to 20% upwards of maybe even around 30%. So really, it's something that is dependent on the product line and really the dealers. So, I know they're working very hard with the OEMs to diligently get through that product. I think it slowed down the 2023 production a little bit to make sure that they're not bringing anything on the lots new so they can really focus on that '22 product, so they can really get that really in alignment to where they feel like they need to be going into the 2024 model year that's coming up in July. Scott Stember Got it. And then on the organic side, obviously, being within that 3% to 5% range in this environment is very impressive. But just trying to get a sense of how much of it is coming from some of your customers' inability to work through the supply chain crisis and how much of it is just through innovation and stuff like that. Andy L. Nemeth Scott, this is Andy. I think one of the things that we're really excited about, especially in an environment like this, is that we've been able to really work between our brands to bring solutions to our customers and grow our business organically. So, there's some price that's rolling in through the TTM numbers as it relates to our content. But the new business that we've been able to not only bring on to date, because of the innovations that we've been bringing, the product solutions opportunities that we've been bringing have been fabulous. And then as we look forward, there's still significant opportunity out there to be able to go after organic share with our customers. And as we've kind of pivoted a little bit here as it relates to kind of our acquisitions and kind of working through the market here and being very, very balanced and disciplined, we've certainly focused inward to be able to see and focus on all the opportunities that we think we have to bring more and more value to our customers. So it's been a great transition to that, and I think it's reflected in our organic numbers, which we expect to continue. Scott Stember All right. And then last question on the margins. The 7.5% to 8.5% maintaining that for the full year. Is there any step-down function that we should worry about in the next quarter or two? I'm just trying to figure out the ramp-up towards that number for the rest of the year. Andy L. Nemeth

Scott, this is Andy. I think as we look into Q2 and Q3, and we're looking at kind of a full-year estimate of 7.5% to 8.5%, we would expect to see up margin lift in Q2 and Q3 and then kind of resuming back to some normalization of Q1-ish in Q4. So as we think about just the next couple of quarters with a lot of things coming in line as it relates to commodities that we've seen stabilize, our ability to execute on the automation initiatives that we've done, that's where we would expect to see the rise would be in Q2 and Q3 and then coming back to more normalized--I don't want to call it normalized, but typical seasonality Q1, Q4 margin levels. Scott Stember Got it. That’s all I have. Thanks again, guys. Andy L. Nemeth Thanks, Scott. Operator Thank you. And we'll take our next question from Noah Zatzkin from KeyBanc. Please go ahead. Noah Zatzkin Hi, thanks for taking my questions. I think you might have touched on this a little bit as it relates to 2022s, and I know you touched on the shipment side. But in terms of RVs, what are you hearing or seeing in April in terms of retail? And any color on how March kind of shook out would be helpful as it relates to kind of the lower industry outlook there. And then second, if you could provide any color on inventory cadence, as well as target operating cash flow for the year, that would be helpful. Thank you. Jeff Rodino Yeah, Noah, I'll start. This is Jeff. On the retail side, our touch points, again, it's varying, I would say, from dealer to dealer and throughout the country. We're hearing the traffic remains pretty positive, weekly. It can change, but relatively speaking, positive, as far as people out looking for units on the lots. But it does vary out there, and we're being very mindful of it and really keeping a good eye on the retail to see where that shakes out. I think that really is reflected in kind of the production levels that we're seeing from the OEMs and the fact that it's really kind of flattened out between April and--March and April. So, we'll continue to keep a pretty close eye on the retail and see where that brings us, moving forward. Andy L. Nemeth This is Andy. I think when you think about the '22s, as we look at it, I think the OEs are really utilizing their tremendous scalability to manage that inventory that's out in the field. And as we look at Q2, we would expect to see the OEs continue to be very disciplined in their production to make sure that they're very well positioned for the '24 model season, post-July 4th shutdown. So, that's how we're thinking about it. I think Q2 is that calibration point that the OEs are utilizing again, very, very aggressively as they think about their scalability. They're so good at it. That's how we think about them managing the inventory mix of '22s that's out there. So, I think as everybody is looking forward to kind of that July new model season for the '24s. Jake Petkovich Hey, Noah, it's Jake. Let me step in on the inventory cash flow question that you had. So, we spoke a lot about the inventory deliberate build over time, and then we hit an inflection point last year where we're thinking about where the normalization of the production levels are, particularly in RV. And as you know, our expectation is somewhat down this year, but we had another bit of a step function down in our range of expectation for RV wholesale shipments for this year. When it comes to inventory, as you can see from December 31 to now, we've taken over $40 million out of our inventory between what's showing up on the balance sheet and what we have in a category of prepaid inventory. So, working hard on the monetization. A lot of it takes the form of slowing our purchases and, in some cases, eliminating purchases as we feel pretty good about the raw materials we have, what we have on the racks in our distribution businesses, which is about 23% of our business and put us in a position where we can just continue to monetize through those products. As you look at our balance sheet, when it comes out, you'll note that as we traditionally are, we're weighted towards raw materials, which are true raw materials, which puts us in a great spot to flex the raw materials across our various business units that serve our various end markets. There's a lot of commonality there. It gives us some great outlets, while we still see some kind of level wholesale shipments and persistent demand on the marine side that may make up for where we've seen this drop off on the RV side and on the housing side, as well. When I think about the cadence of how that inventory looks, as I mentioned, we're down $40 million, and I think that this is typically a quarter where we're building working capital and you can see in our consolidated cash flow statement that our cash burn, so to speak, is much lower than it was a year ago, same quarter. We expect to accelerate that inventory and balance sheet monetization, through the year. Not expect to see it really weighted towards that cash generation from inventory to happen in kind of second half of third quarter and through fourth quarter, Noah. And then as I mentioned in the prepared remarks, we expect that to lead to a kind of a baseline of $400 million of cash flow from operations. So, on an expectation of significantly reduced production and impact on the top line on a year-over-year basis, we expect to be pretty level to up on cash flow from operations. And when you cut into that for the--our cash flow—rather, our CapEx expectations of $65 million to $70 million, still puts us in a great spot from a free cash flow perspective to continue to either address the balance sheet, invest in the business even beyond that CapEx, target the acquisitions that Andy mentioned, we're always being thoughtful about and where there might be great opportunities to add to the business or return capital to shareholders. So, we expect to be in a pretty good spot to continue to execute on our capital allocation strategy, through 2023, as well beyond.

Noah Zatzkin Thank you. Very helpful Operator Thank you. And we'll take our next question from Craig Kennison from Baird. Please go ahead, Craig. Craig Kennison Hey, good morning. Thank you for taking my question. And Jake, it's been a pleasure working with you, as well. I wanted to ask about the M&A pipeline. I guess maybe just shed any more light you can on your M&A pipeline. And then as a broader question, with all of your focus on automation, do you think Patrick, as a whole, as an entity brings more to the table as a buyer to some of the opportunities whereby you can drive more synergies than maybe you could before, before you had some of these, I think, manufacturing and automation expertise - expertises, I guess? Andy L. Nemeth Craig, this is Andy. I'll take this. On the M&A front, we are continually cultivating our M&A pipeline. As it relates to kind of deal flow coming from external sources, I would say that, that slowed down certainly with the uncertainty in the market. But we constantly are out making sure that our pipeline has opportunity and potential in it. And I think as we look at it today, we're being very disciplined. We've got a full pipeline, as usual, and plenty of opportunity to execute on. I think as we look at the markets, we want to make sure that we're being disciplined and opportunistic in our acquisitions as well as our deployment of capital, as Jake mentioned. So, we feel like we're in a good spot to be able to execute on opportunistic acquisitions that come to--as well as the other forms of capital deployment to drive the best value and the most returns in this marketplace. So we feel good, overall. We're staying disciplined. There's plenty of opportunity, and we're going to continue to focus on the return model. I think as you look at where Patrick's at today, my answer to that would be, without question, do we bring more value as a buyer on the M&A front. Certainly, there are tremendous synergies that I think we can work with potential candidates on to drive value. We're doing that today. We're working amongst our brands, internally, to see where we can harmonize and bring solutions to our customers without jeopardizing the independence and individuality of the brands, which have made them so special. So it's--I feel like we're in a really good spot overall, in the investments that we made in our infrastructure, in our automation, in our IT and that we're making today, I believe, are positioning us very well for when the market does pivot. We believe we'll be able to take advantage of that and leverage off those investments. So overall, yes, the answer is, I believe we have a--we continue to drive a solid value proposition as a buyer, but also as Patrick overall.

Craig Kennison That’s great. Thank you so much. Operator And once again, that’s “*”, “1” if you do have a question. And next, we'll go to Rafe Jadrosich from Bank of America. Please go ahead, Rafe. Rafe Jadrosich Hi, it’s Rafe. Good morning. Thanks for taking my questions - Jake, best of luck, going forward. I wanted to just ask kind of a bigger picture question about what you're sort of hearing about financial--potential financial stress related to tighter credit across like the value chain, both on potential opportunities you can create in terms of challenges from your competitors. And then what you're hearing about anything on the dealer side in terms of if they're having any issues. Andy L. Nemeth Rafe, this is Andy. I think just in general, overall, we are not seeing or hearing tremendous pressure on the financing side as it relates to the retail environment, today. Retail financing is available. Certainly, rates are higher, but lending is available, and we're not hearing that as a constraint really across our platform. We believe it's really just a matter of kind of the new normal and consumers getting used to the new normal, as we kind of go forward, we look at kind of where the rate environment could land. So, I think that's what we're seeing out there today, as it relates to that sort of pressure. From an internal perspective, I think we're in a really, really good spot. Jake's done a fabulous job of really positioning our balance sheet and positioning our financing structure to be able to be very opportunistic, as it relates to opportunities that are there. But as well, from a liquidity perspective, we're in a really good spot. So overall, I think that we feel like we've got an advantageous position with where we sit, today. And there could be some financial stress out there in the markets. But the markets that we play in are very resilient as it relates to our competitors and our customers that we've been through these cycles before. And I think that as we look at it, we're going to remain opportunistic, and we will take advantage of opportunities that come our way. But overall, again, we're not seeing the overall financing environment create a tremendous amount of pressure today. Rafe Jadrosich Great. That's super helpful. And then just you mentioned in the prepared remarks, spoke a little bit about the aftermarket opportunity in marine. Could you just give--it sounds like a very interesting compelling channel for growth. Can you just give a little bit more color on the sizing opportunity and then the margins in that segment like what your initiatives are there? Jake Petkovich Hey, Rafe, it's Jake. And I appreciate that question. And it's something we're very focused on, as we think about these couple of years now of running record production levels across our end markets and ensuring that, while we have great connectivity almost to the umbilical level with our OEM customers, there's a lot of vehicles out there and houses out there in the RV park, the boat park or the manufactured housing park, I guess, for lack of a better description, that we want to make sure that we have great connectivity to, and able to service them as well as all the benefits that the aftermarket can bring to help with cyclical pressures and otherwise. When we think about our actual aftermarket exposure, as we've spoken about in the past, we've always pegged that around $200 million plus or minus of annualized run rate revenue. And I would say it's a little bit inside that on a run rate basis, today. If you think about the global aftermarket kind of complex over the past few years, it had a lot of momentum, whether for us, our end markets, for auto or otherwise through 2022 into December '22. A lot of speculation that was fueled by stimulus spending, folks were working from home. They had time to do their own kind of shade tree mechanic type work. The installers were busy doing the things that they do. And we invested at that time, as well, in some of our more significant aftermarket investments since that time were in Sea-Dog, Wet Sounds and Rockford Fosgate, who are meaningful participants through that aftermarket channel. Aftermarket, again, categorically kind of cooled off a little bit through 2022 and now, I would say it's normalized. And it's normalized in that just a little bit for us in that run rate under $200 million level. But we see a lot of opportunity there. And as Andy mentioned, when we think strategically about the business and where to take it and look for deeper penetration across our end markets into that installed base of product is something that's pretty exciting to us. When you think about how to quantify that market, it's just--it's hard to do from--if you were to say, an addressable market, but there's 1 million boats out there, and we had a year of 600,000 RVs out there, which implies a whole lot of folks, and the years before that and the years that will follow that, that we can touch through aftermarket. So hard to quantify what it is, but we have so much run rate in front of us in that space, it’ll be a long time before we bump up against the ceiling, and we're looking for those opportunities, actively. You asked about margins. The margins are typically--depending on the product, of course, soft goods, if you're trafficking in T-shirts and beer koozies and things like that, it's going to be a little bit lower, commoditized products. But for the other things that we're looking to get into, value-added products, like our Rockford offerings, our Wet Sounds offerings, Sea-Dog, TurboSwings, Fishmaster, so on and so forth, those typically bring better margin profile than what you see from an OEM perspective as it's in many cases, direct-to-consumer or one-step distribution to the consumer. So, it's very additive to us, not only on a running basis from its margin contribution, but also as we think about the typical R&R type spend that you see, whether in housing or across our end markets that when someone has a boat that they don't want to sell, but they want to bring it up to code, we want them to go buy some Rockford or Wet Sound speakers to put it in there and really--or put a new tower on it and really add to their--the look of that unit.

So, that's how we think about it. We're probably going to stop short of disclosing the absolute margin profile but know that there's a lot of benefits after market brings us and we're very focused on it. We like what we've seen so far with these investments. Rafe Jadrosich Thank you. That's really helpful. And then just one more that I want to follow up your comments on kind of how you're managing the labor level. Obviously, we just went through a period where it was difficult to find labor. And now with the manufacturing curtailments, everybody is like--has pulled back a lot, but the overall job market is generally pretty healthy. Like how do you think about managing the labor force and not having too much turnover during this sort of downtime or a cyclical downturn relative to the eventual recovery? Just any perspective there would be helpful. Andy L. Nemeth Rafe, this is Andy. I think as we look at the talent that we've got in the organization, we feel really good about our core talent levels and the engagement in our culture. I think our team is very much aligned. We've got great players and some hard chargers that are fun to work with and be a part of. So, our culture is about engagement and talent development and opportunities. And so just from the kind of the overhead side of the business, we feel good about the foundation that's there. And then on the variable side of the business, as you mentioned, our team, as well has, done a really good job of managing the labor workforce, today. We're not seeing tremendous labor issues out there. We are doing a great job of flexing our labor to make sure we're matching up with customer demand. And again, I think as we focus and continue to focus on engagement and talent planning and opportunities in front of team members, we just think there's an incredible runway that supports the talent that we've got here. So, we feel overall good about where we sit from a labor position. Our team has done a great job of flexing. It's not something that we're seeing a tremendous amount of pressure on today, but we remain focused on engagement with our team members. Rafe Jadrosich Thank you. That’s helpful. Operator Thank you. And we'll take our next question from Griffin Bryan from D.A. Davidson. Please go ahead. Griffin Bryan Yeah, thanks guys. So just one for me. We've had some pretty negative news from marine dealers and OEMs, this morning. I guess can you just kind of talk about what categories are currently holding up the best and then maybe which ones are lagging, as we head into May? And then I guess, just your overall sense of where retail is currently at.

Andy L. Nemeth Sure. This is Andy. We--as we look at kind of our mix across the spectrum, we sell to all components of the retail environment as it relates to marine, and we've got a heavier concentration of what I'd say, fiberglass, saltwater, ski and wake than we do mix of, let's just call it, aluminum and pontoon. And so we still see strength in the fiberglass market, the saltwater market. And as well, even in the freshwater market, we're seeing resilience there today, too. So our mix is geared towards the, I would say, a little bit of the higher-end boats, which have remained strong and solid. To date, we've not seen tremendous fall off on retail. We do think that there will be some softening, as we talk about in our estimates and our expectations for full year market, which we've built into our model. But overall, I think there's balance in the mix that's out there today, as we've mentioned, as it relates to dealer inventories. Dealer inventories are lower than they've been, historically. And we're not expecting retail to fall off of a cliff and feel pretty good about where we sit, today. Operator And there are no more questions at this time. I'd like to turn the call to Andy for closing remarks. Andy L. Nemeth In conclusion, as we navigate these dynamic market conditions, we remain committed to our goal of providing the highest quality products and services through our BETTER Together values, which guide us in everything we do. We will continue to strategically invest in our business, driving scalability and pursuing strategic diversification to ensure our long-term success. Our resilient business model has withstood the challenges of the past year, and we remain confident in our ability to pivot and deliver value to our shareholders, over the long term. We thank everyone who has joined us on the call today and look forward to continuing to create long-term value for our stakeholders. Operator Thank you. Ladies and gentlemen, this does conclude today's teleconference. We thank you for your participation. You may disconnect your lines at this time and have a great day. Editor Company Disclaimer This transcript contains certain statements related to future results, our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: the effects of external macroeconomic factors, including adverse developments in world financial markets, disruptions related to tariffs and other trade issues, and global supply chain interruptions, including as a result of the current war in Ukraine; adverse economic and business conditions, including inflationary pressures, cyclicality and seasonality in the industries we sell our products; the effects of interest rate changes and other monetary and market fluctuations; the deterioration of the financial condition of our customers or suppliers; the ability to adjust our production schedules up or down quickly in response to rapid changes in demand; the loss of a significant customer; changes in consumer preferences; pricing pressures due to competition; conditions in the credit market limiting the ability of consumers and wholesale customers to obtain retail and wholesale financing for RVs, manufactured homes, and marine products; the impact of the continuing financial and operational uncertainty due to the COVID-19 pandemic, including its impact on the overall economy, our sales, customers, operations, team members, suppliers, and the countries where we have operations or from which we source products and raw materials, such as China; the imposition of, or changes in, restrictions and taxes on imports of raw materials and components used in our products; information technology performance and security to include our ability to deter cyberattacks or other information security incidents; any increased cost or limited availability of certain raw materials; the impact of governmental and environmental regulations, and our inability to comply with them; our level of indebtedness; the ability to remain in compliance with our credit agreement covenants; the availability and costs of labor and production facilities and the impact of labor shortages; inventory levels of retailers and manufacturers; the ability to manage working capital, including inventory and inventory obsolescence; the ability to generate cash flow or obtain financing to fund growth; future growth rates in the Company's core businesses; realization and impact of efficiency improvements and cost reductions; the successful integration of acquisitions and other growth initiatives; increases in interest rates and oil and gasoline prices; the ability to retain key executive and management personnel; the disruption of business resulting from natural disasters or other unforeseen events, and adverse weather conditions impacting retail sales. There can be no assurance that any forward-looking statement will be realized or that actual results will not be significantly different from that set forth in such forward-looking statement. Information about certain risks that could affect our business and cause actual results to differ from those expressed or implied in the forward-looking statements are contained in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2022, and in the Company's Forms 10-Q for subsequent quarterly periods, which are filed with the Securities and Exchange Commission ("SEC") and are available on the SEC's website at www.sec.gov. Each forward-looking statement speaks only as of the date of this press release, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances occurring after the date on which it is made. This is a transcript of this conference call that we have attempted to accurately transcribe. There may be errors, omissions or inaccuracies in this transcript. We do not assume responsibility for your use of this content, and we encourage you to do your own research, including listening to the call yourself and reading the Company’s SEC filings.